STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

July 18, 2013

Job Number: C20130719-0525
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20130474222-07	Amended Designation	4 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: Richard Sifuentes
Certificate Number: C20130719-0525
You may verify this certificate
online at **http://www.nvsos.gov/**

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20130474222-07
	Filing Date and Time 07/18/2013 3:22 PM
	Entity Number E0361202011-7

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Saleen Automotive, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Super Voting Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Continued on Exhibit A

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X ______________________

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State NRS Amend Designation - After
Revised: [illegible]

EXHIBIT A

AMENDMENT TO CERTIFICATE OF DESIGNATIONS,

PREFERENCES, LIMITATIONS, RESTRICTIONS AND RELATIVE RIGHTS OF

SUPER VOTING PREFERRED STOCK

OF

SALEEN AUTOMOTIVE, INC.

Pursuant to Section 78.1995 of the

Nevada Revised Statutes

RESOLVED FURTHER, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation, as amended (the “Articles of Incorporation”), and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors hereby approves the following amendments to the Corporation’s Certificate of Designations, Preferences, Limitations, Restrictions and Relative Rights of Super Voting Preferred Stock (the “Certificate of Designations”);

Section 5(a) of the Certificate of Designations is hereby amended in its entirety to read as follows:

“(a) Conversion. At such time as (1) the Corporation files an amendment (“Amendment”) to its Articles of Incorporation with the Secretary of State of the State of Nevada (a) effecting a reverse stock split of the Common Stock so that the Corporation has a sufficient number of authorized and unissued shares of Common Stock so as to permit the conversion of all outstanding shares of the Super Voting Preferred Stock into Common Stock (the “Reverse Split”), or (b) effecting an increase in the authorized shares of the Corporation’s Common Stock so that the Corporation has a sufficient number of authorized and unissued shares of Common Stock so as to permit the conversion of all outstanding shares of the Super Voting Preferred Stock into Common Stock (the “Increased Authorization”), or (2) the holders of a majority of the then outstanding shares of Super Voting Preferred Stock elect (at a meeting of such holders or by written consent) to convert all or any portion (provided that such portion constitutes at least 50%) of the outstanding shares of Super Voting Preferred Stock into Common Stock (subject in all cases to the number of then authorized and unissued shares of Common Stock) (the “Required Vote”), then upon the filing and acceptance of the Amendment, whether by amendment or restatement, or the effectiveness of the Required Vote, as applicable, the applicable portion of the outstanding shares of Super Voting Preferred Stock will immediately and automatically convert, on a pro rata basis, into shares of Common Stock without any notice or action required on the part of the Corporation or the holder (each a “Mandatory Conversion”). At the consummation of a Mandatory Conversion, the holders of Super Voting Preferred Stock will be entitled to receive Common Stock at the conversion rate of 125 shares of fully paid and non-assessable Common Stock for 1 share of Super Voting Preferred Stock (“Conversion Rate”).”

Section 5(b) of the Certificate of Designations is hereby amended in its entirety to read as follows:

“(b) Obligation. The Corporation agrees that it shall in good faith, at such time as determined by the Corporation’s Board of Directors, take any and all such corporate action as may, in the opinion of its counsel, be necessary to effect the Reverse Split and/or Increased Authorization, and to expeditiously effect the conversion of all outstanding shares of the Super Voting Preferred Stock to shares of Common Stock, including, without limitation, using its reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation to achieve the foregoing.”

Section 5(c) of the Certificate of Designations is hereby amended in its entirety to read as follows:

“(c) Conversion Procedure. The Corporation shall use commercially reasonable efforts to issue or cause its transfer agent to issue the Common Stock issuable upon a Mandatory Conversion as soon as practicable after such Mandatory Conversion. The Corporation shall bear the cost associated with the issuance of the Common Stock issuable upon a Mandatory Conversion. The Common Stock issuable upon a Mandatory Conversion shall be issued with a restrictive legend indicating that it was issued in a transaction which is exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock issuable upon a Mandatory Conversion shall be issued in the same name as the person who is the holder of the Super Voting Preferred Stock unless, in the opinion of counsel to the Corporation, a change of name and such transfer can be made in compliance with applicable securities laws. The person in whose name the certificates of Common Stock are so recorded and other securities issuable upon a Mandatory Conversion shall be treated as a common stockholder of the Corporation at the close of business on the date of such Mandatory Conversion. The certificates representing the Super Voting Preferred Stock converted in a Mandatory Conversion shall be cancelled, on the date of such Mandatory Conversion.”

Section 6(c) of the Certificate of Designations is hereby amended in its entirety to read as follows:

“(c) Change Resulting from Reorganization or Change in Par Value, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock which solely affects the par value of the shares of Common Stock, or in the case of any merger or consolidation of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Corporation as an entirety or substantially as an entirety in connection with which the Corporation is dissolved, the holders of Super Voting Preferred Stock shall have the right thereafter (until the Mandatory Conversion or its equivalent of all outstanding shares of Super Voting Preferred Stock) to receive upon the conversion of the Super Voting Preferred Stock the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or other transfer, by a holder of the number of shares of Common Stock into which the Super Voting Preferred Stock is convertible immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock, then such adjustment also shall be made.”

Section 12 of the Certificate of Designations is hereby amended in its entirety to read as follows:

“(12) Return of Status as Authorized Shares. Upon a Mandatory Conversion or any other redemption or extinguishment of the Super Voting Preferred Stock, the shares converted, redeemed or extinguished will be automatically returned to the status of authorized and unissued shares of Preferred Stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.”